UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                           Burger King Holdings, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    121208201
                  --------------------------------------------
                                 (CUSIP Number)




                                December 31, 2007
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06)



                                Page 1 of 25 pages

-----------------------
  CUSIP No. 121208201                  13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      The Goldman Sachs Group, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 11,651

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               18,662,310
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  11,651

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               18,662,310

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           18,662,310

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           13.8%

--------------------------------------------------------------------------------
12.   Type of Reporting Person:

           HC-CO

--------------------------------------------------------------------------------



                               Page 2 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman Sachs & Co.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               18,662,310
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               18,662,310

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           18,662,310

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           13.8%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

         BD-PN-IA

------------------------------------------------------------------------------



                               Page 3 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners 2000, L.P.
------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                               (a) [_]
                                                               (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               9,744,463
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               9,744,463

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           9,744,463

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           7.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 4 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners 2000 Offshore, L.P.
------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                               (a) [_]
                                                               (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               3,540,766
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               3,540,766

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           3,540,766

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 5 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Advisors 2000, L.L.C.
------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                               (a) [_]
                                                               (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               13,285,229
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               13,285,229

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           13,285,229

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           9.8%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 6 of 25 pages

-----------------------
  CUSIP No. 121208201                  13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners 2000 GmbH & Co. Beteiligungs KG
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               407,296
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               407,296

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           407,296

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 7 of 25 pages

-----------------------
  CUSIP No. 121208201                  13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman, Sachs Management GP GmbH
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               407,296
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               407,296

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           407,296

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 8 of 25 pages

-----------------------
  CUSIP No. 121208201                  13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman, Sachs & Co. oHG
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               407,296
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               407,296

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           407,296

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 9 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners 2000 Employee Fund, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               3,094,204
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               3,094,204

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           3,094,204

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 10 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman Sachs Direct Investment Fund 2000, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               477,819
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               477,819

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           477,819

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 11 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Employee Funds 2000 GP, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               3,572,023
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               3,572,023

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           3,572,023

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.6%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 12 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Private Equity Partners 2000, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               554,052
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               554,052

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           554,052

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------


                               Page 13 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS PEP 2000 Advisors, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               554,052
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               554,052

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           554,052

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------


                               Page 14 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Private Equity Partners 2000 Offshore Holdings, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               190,449
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               190,449

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           190,449

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------


                               Page 15 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS PEP 2000 Offshore Holdings Advisors, Inc.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               190,449
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               190,449

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           190,449

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------


                               Page 16 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Private Equity Partners 2000 - Direct Investment Fund, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               211,138
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               211,138

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           211,138

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------


                               Page 17 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS PEP 2000 Direct Investment Advisors L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               211,138
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               211,138

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           211,138

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------


                               Page 18 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Stone Street Fund 2000, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               286,692
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               286,692

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           286,692

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 19 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Stone Street 2000, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               286,692
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               286,692

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           286,692

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 20 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Bridge Street Special Opportunities Fund 2000, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               143,346
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               143,346

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           143,346

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 21 of 25 pages

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Bridge Street Special Opportunities Fund 2000, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               143,346
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               143,346

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           143,346

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 22 of 25 pages

Item 4.            Ownership. *

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).


 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                           See Exhibit (99.2) as previously reported


 Item 8.           Identification and Classification of Members of the Group.
                           Not Applicable


--------------------------
     * In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.



                               Page 23 of 25 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2008

THE GOLDMAN SACHS GROUP, INC.             GOLDMAN, SACHS & CO.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS CAPITAL PARTNERS 2000, L.P.            GS Capital Partners 2000
                                          Offshore, L.P.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


GS ADVISORS 2000, L.L.C.                  GS CAPITAL PARTNERS 2000 GmbH & Co.
                                          BETEILIGUNGS KG

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact

GOLDMAN, SACHS MANAGEMENT GP GmbH         GOLDMAN, SACHS & CO. oHG


By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact

GS CAPITAL PARTNERS 2000 EMPLOYEE         GOLDMAN SACHS DIRECT INVESTMENT FUND
FUND, L.P.                                2000, L.P.


By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact

GS EMPLOYEE FUNDS 2000 GP L.L.C.          GS PRIVATE EQUITY PARTNERS 2000, L.P.



By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact

GS PRIVATE EQUITY PARTNERS 2000, L.P.     GS PEP ADVISORS, L.L.C.


By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact

PRIVATE EQUITY PARTNERS 2000 OFFSHORE     GS PEP 2000 OFFSHORE HOLDINGS
HOLDING, L.P.                             ADVISORS, INC.


By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact

                               Page 24 of 25 pages

Signature Page continued


GS PRIVATE EQUITY PARTNERS 2000 DIRECT    GS PEP 2000 DIRECT INVESTMENT
INVESTMENT FUND, L.P.                     ADVISORS, L.L.C.


By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact

STONE STREET FUND 2000, L.P.              STONE STREET FUND 2000, L.L.C.


By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


Bridge Street Special Opportunities       Bridge Street Special Opportunities
2000, L.P.                                2000, L.L.C.

By:/s/ Ronald L. Christopher              By:/s/ Ronald L. Christopher
---------------------------------         ---------------------------------
Name:  Ronald L. Christopher              Name:  Ronald L. Christopher
Title: Attorney-in-fact                   Title: Attorney-in-fact


                              Page 25 of 25 pages